Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE 2015 FOURTH QUARTER AND FULL YEAR

Company Achieves Record Revenue and Net Income for 2015

COLUMBUS, Ohio - March 10, 2016 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or “the Company”) today announced results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Compared to Fourth Quarter 2014:

•	Net sales were $46.6 million compared to $44.4 million.

•	Product sales were $43.5 million compared to $42.6 million.

•	Gross margin was 17.0% compared to 17.6%.

•	Operating income was $3.5 million compared to $4.0 million.

•	Net income was $2.3 million, or $0.31 per diluted share, compared with $2.6 million, or $0.34 per diluted share.

Full Year 2015 Compared to Full Year 2014:

•	Net sales were $199.1 million compared to $175.2 million.

•	Product sales were $189.1 million compared to $169.7 million.

•	Gross margin was 18.2% compared to 17.2%.

•	Operating income was $18.5 million compared to $14.6 million.

•	Net income was $12.1 million, or $1.58 per diluted share, compared with $9.6 million, or $1.28 per diluted share.

“We achieved record sales, net income and earnings per share in 2015,” stated Kevin L. Barnett, President and Chief Executive Officer of Core Molding. “Our strong year-over-year sales growth was due, in part, to the launch of several new programs with existing customers as well as an overall increase in customer demand. Additionally, our March 2015 acquisition of CPI Binani provided us with new production capabilities in direct long-fiber thermoplastics, along with new customers in several industries and incremental revenue. We generated record net income as a result of the overall sales increase and an improvement in profitability which pushed net income as a percent of sales to 6.1% in 2015 compared to 5.5% in 2014. While the second half of 2015 was impacted by a slowdown in demand by our truck customers, we still managed to produce solid overall results in the fourth quarter.”

Outlook
Mr. Barnett continued, "Looking at full year 2016, industry sources forecast a decline in production of Class 8 trucks of approximately 20%, which represents a relatively moderate down-cycle compared to the slowdowns experienced in the past two decades. While truck sales continue to represent more than 75% of our total sales, we expect our increasing end market diversification efforts, aided by our CPI Binani acquisition, along with other strategic investments we have made in new process offerings, to partially offset the impact of the truck production slowdown. Over the long term, we believe we are well positioned to deliver profitable growth as we continue to diversify our markets, materials and processes and drive operational enhancements.”

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Company’s 2015 Annual Report to stockholders on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Alex Kovtun (212) 836-9620/akovtun@equityny.com www.theequitygroup.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Product Sales	$43,492	$42,592	$189,103	$169,744
Tooling Sales	3,072	1,822	9,965	5,460
Net Sales	46,564	44,414	199,068	175,204
Cost of Sales	38,630	36,619	162,816	145,018
Gross Margin	7,934	7,795	36,252	30,186
Selling, General and Admin. Expense	4,460	3,841	17,754	15,539
Operating Income	3,474	3,954	18,498	14,647
Interest Expense, net	94	22	330	122
Income before Taxes	3,380	3,932	18,168	14,525
Income Tax Expense	1,049	1,366	6,118	4,891
Net Income	$2,331	$2,566	$12,050	$9,634

Net Income Per Common Share
Basic	$0.31	$0.34	$1.59	$1.28
Diluted	$0.31	$0.34	$1.58	$1.28
Weighted Average Shares Outstanding
Basic	7,597	7,556	7,583	7,508
Diluted	7,625	7,586	7,623	7,553

Condensed Consolidated Balance Sheets
(in thousands)

	As of 12/31/2015 (Unaudited)	As of 12/31/2014
Assets:
Cash	$8,943	$2,312
Accounts Receivable, net	36,886	34,360
Inventories, net	13,697	11,635
Other Current Assets	3,158	6,316
Property, Plant and Equipment, net	74,103	61,995
Goodwill	2,403	1,097
Intangibles, net	613	—
Total Assets	$139,803	$117,715

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt and Interest Rate Swaps	$3,716	$4,516
Accounts Payable	13,481	9,256
Compensation and Related Benefits	8,474	7,087
Tooling in Progress	2,271	8,068
Accrued Liabilities and Other	2,120	1,388
Long-Term Debt and Interest Rate Swaps	9,750	717
Deferred Tax Liability, net	2,252	1,365
Post Retirement Benefits Liability	9,006	9,172
Stockholders' Equity	88,733	76,146
Total Liabilities and Stockholders' Equity	$139,803	$117,715